UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 21, 2014
Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA   93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 21, 2014, S&W Seed Company (the "Registrant") executed and entered into credit agreements with Wells Fargo Bank, National Association ("Wells Fargo") and thereby became obligated under new working capital facilities (collectively, the "Facilities"). The Facilities include (i) a domestic revolving facility of up to $4 million to refinance the Registrant's outstanding credit accommodations from Wells Fargo and for working capital purposes, and (ii) an export-import revolving facility of up to $10 million for financing export-related accounts receivable and inventory (the "Ex-Im Revolver"). The availability of credit under the Ex-Im Revolver will be limited to an aggregate of 90% of the eligible accounts receivable (as defined under the credit agreement for the Ex-Im Revolver) plus 75% of the value of eligible inventory (also as defined under the credit agreement for the Ex-Im Revolver), with the term "value" defined as the lower of cost or fair market value on a first-in first-out basis determined in accordance with generally accepted accounting principles.

All amounts due and owing under the Facilities must be paid in full on or before April 1, 2015. The Facilities are secured by a first priority lien on accounts receivables and other rights to payment, general intangibles, inventory, and equipment. The Facilities are further secured by a lien on, and a pledge of, 65% of the stock of the Registrant's wholly owned subsidiary, Seed Genetics International Pty Ltd. The Facilities bear interest either (i) at a fluctuating rate per annum determined by Wells Fargo to be 2.25% above the daily one-month LIBOR Rate in effect from time to time, or (ii) at a fixed rate per annum determined to be 2.25% above LIBOR in effect on the first day of the applicable fixed rate term. Interest is payable each month in arrears.

Upon the occurrence of an event of default, as defined under the credit agreement for each of the Facilities (collectively, the "Credit Agreements"), the principal balance due under the Facilities will thereafter bear interest at a rate per annum that is 4% above the interest rate that is otherwise in effect under the Facilities. The Credit Agreements contains customary representations and warranties, affirmative and negative covenants and customary events of default that permit Wells Fargo to accelerate the Registrant's outstanding obligations under the Facilities, all as set forth in the Credit Agreements and related documents. The Credit Agreements restrict stock repurchases by the Registrant in any one year to $200,000. The financial covenants imposed by Wells Fargo under the Credit Agreements include the following: a consolidated tangible net worth of not less than $30 million, measured quarterly; a consolidated debt service coverage ratio of not less than 1.25 to 1.0, measured at each fiscal year end; a maximum consolidated leverage ratio of 1.50 to 1.00, measured quarterly; a consolidated net income after taxes of not less than $1.00 on a rolling four-quarter basis, measured quarterly; and a consolidated asset coverage ratio of not less than 1.75 to 1.0, measured monthly.

As consideration for the Ex-Im Revolver, the Registrant is required to pay a one-time, non-refundable commitment fee of $100,000 to Wells Fargo. Pursuant to the terms of a Borrower Agreement between the Registrant and the Export-Import Bank of the United States (the "Ex-Im Bank"), the Ex-Im Bank agrees to guarantee 90% of amounts outstanding and owing under the Ex-Im Revolver. The Borrower Agreement includes prohibitions against the use of Ex-Im Revolver loan proceeds for certain purposes, including, and not limited to, the following: (i) servicing any of the Registrant's pre-existing or future indebtedness unless approved by the Ex-Im Bank in writing; (ii) acquiring fixed assets or capital assets for use in the Registrant's business; (iii) acquiring, equipping or renting commercial space outside of the United States; (iv) paying the salaries of non-U.S. citizens or non-U.S. permanent residents who are located outside of the United States, or in connection with a retainage or warranty unless approved by the Ex-Im Bank in writing. The Borrower Agreement also requires the Registrant to comply with certain minimum security requirements and related borrowing base limitations, including that the export-related borrowing base equal or exceeds the aggregate outstanding amount of loan disbursements.

The foregoing descriptions of the Facilities, the Credit Agreements and the Borrower Agreement do not purport to be complete and are qualified in their entirety by reference to, and should be read in conjunction with, the full text of the Credit Agreements, the Borrower Agreement and related agreements and documents memorializing the Facilities, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Credit Agreement with Wells Fargo Bank, National Association
10.2	Revolving Line of Credit Note
10.3	Continuing Security Agreement: Right to Payment and Inventory
10.4	Security Agreement: Equipment
10.5	EX-IM Working Capital Guarantee Credit Agreement with Wells Fargo Bank, National Association
10.6	EX-IM Working Capital Guarantee Borrower Agreement
10.7	EX-IM Working Capital Guarantee Revolving Line of Credit Note
10.8	EX-IM Working Capital Guarantee Continuing Security Agreement: Rights to Payment and Inventory
10.9	EX-IM Working Capital Guarantee Continuing Security Agreement: Equipment

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Senior Vice President Finance and Chief Financial Officer

Date: February 24, 2014

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EXHIBIT INDEX

Exhibit	Description
10.1	Credit Agreement with Wells Fargo Bank, National Association
10.2	Revolving Line of Credit Note
10.3	Continuing Security Agreement: Right to Payment and Inventory
10.4	Security Agreement: Equipment
10.5	EX-IM Working Capital Guarantee Credit Agreement with Wells Fargo Bank, National Association
10.6	EX-IM Working Capital Guarantee Borrower Agreement
10.7	EX-IM Working Capital Guarantee Revolving Line of Credit Note
10.8	EX-IM Working Capital Guarantee Continuing Security Agreement: Rights to Payment and Inventory
10.9	EX-IM Working Capital Guarantee Continuing Security Agreement: Equipment